Exhibit 99.1

Schnitzer Reports Third Quarter 2019 Financial Results

AMR Ferrous and Nonferrous Volumes up 9% and CSS Finished Steel Volumes Up 38% Sequentially

Strong Third Quarter Operating Cash Flow of $40 million

PORTLAND, Ore.--(BUSINESS WIRE)--June 26, 2019--Schnitzer Steel Industries, Inc. (Nasdaq: SCHN) today reported results for its third quarter of fiscal 2019 ended May 31, 2019. The Company reported earnings per share from continuing operations of $0.56 and adjusted earnings per share of $0.63, a sequential improvement from the second quarter reported and adjusted earnings per share from continuing operations of $0.46 and $0.48, respectively. In the third quarter of fiscal 2018, the Company’s reported and adjusted earnings per share from continuing operations were $1.31 and $1.26, respectively. For a reconciliation of the adjusted results to U.S. GAAP, see the Non-GAAP Financial Measures provided after the financial statements in this document.

Auto and Metals Recycling (AMR) achieved operating income of $29 million, or $31 per ferrous ton, compared to operating income in the second quarter of fiscal 2019 of $22 million, or $25 per ferrous ton. AMR’s sequential improvement of $6 per ferrous ton was primarily driven by higher ferrous and nonferrous sales volumes which were up 9%, seasonally improved supply flows and retail sales, higher nonferrous average net selling prices which were up 7%, and continuing benefits from productivity initiatives, partially offset by higher selling, general and administrative (SG&A) expense.

Cascade Steel and Scrap (CSS) achieved operating income of $8 million, compared to operating income in the second quarter of fiscal 2019 of $6 million. The $2 million improvement in CSS’s performance was primarily driven by the benefits of higher finished steel sales volumes which were up 38% and increased utilization, partially offset by the impact of lower average net selling prices which were down 5% and high beginning inventory costs resulting from lower production in the second quarter.

“Our team delivered another quarter of strong operating performance with both segments achieving higher volumes while navigating a volatile price environment. AMR’s sequentially improved results reflect the team’s ability to continue to optimize purchase volumes and diversify sales, while CSS delivered sequentially higher performance on significantly increased sales volumes and utilization,” commented Tamara Lundgren, President and Chief Executive Officer. “We also generated strong cash flow and decreased our debt in the quarter. Looking forward, we remain focused on the continued implementation of our productivity initiatives, volume growth and capital investment strategy to support our objectives of increasing our efficiency and operating leverage, expanding our products and broadening our customer reach.”

Summary Results
($ in millions, except per share amounts)
	Quarter
	3Q19	3Q18	Change	2Q19	Change
Revenues	$547	$652	(16)%	$474	16%

Operating income	$24	$51	(52)%	$19	28%
Charge related to the settlement of a wage and hour class action lawsuit	2	—	NM	—	NM
Asset impairment charges (recoveries), net	—	(1)	NM	—	NM
Restructuring charges and other exit-related activities	—	—	NM	1	NM
Adjusted operating income(1)(2)	$27	$50	(46)%	$20	37%

Net income attributable to SSI	$16	$37	(58)%	$13	22%

Net income from continuing operations attributable to SSI	$16	$37	(58)%	$13	20%

Adjusted net income from continuing operations attributable to SSI(1)	$18	$36	(51)%	$13	31%

Diluted earnings per share attributable to SSI	$0.56	$1.31	(57)%	$0.46	22%

Diluted earnings per share from continuing operations attributable to SSI	$0.56	$1.31	(57)%	$0.46	21%

Adjusted diluted earnings per share from continuing operations attributable to SSI(1)	$0.63	$1.26	(50)%	$0.48	31%

(1) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2) May not foot due to rounding.
NM = Not Meaningful

Auto and Metals Recycling

Summary of Auto and Metals Recycling Results
($ in millions, except selling prices and data per ton; Fe volumes 000s long tons; NFe volumes Ms lbs)
	Quarter
	3Q19	3Q18	Change	2Q19	Change
Total revenues	$429	$530	(19)%	$386	11%

Ferrous revenues	$280	$364	(23)%	$257	9%
Ferrous volume	938	983	(5)%	858	9%
Avg. net ferrous sales prices ($/LT)(1)	$293	$337	(13)%	$287	2%

Nonferrous revenues	$113	$127	(11)%	$99	13%
Nonferrous volume(2)	154	146	5%	141	9%
Avg. net nonferrous sales prices ($/LB)(1)(2)	$0.62	$0.74	(16)%	$0.58	7%

Cars purchased for retail (000s)	102	109	(6)%	89	15%

Operating income	$29	$55	(47)%	$22	34%
Operating income per Fe ton	$31	$56	(44)%	$25	23%

Adjusted operating income(3)	$29	$54	(45)%	$22	34%
Adjusted operating income per Fe ton	$31	$54	(43)%	$25	23%

LT = Long Ton, which is equivalent to 2,240 pounds
(1) Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(2) Excludes platinum group metals (PGMs) in catalytic converters.
(3) See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

Volumes: Ferrous sales volumes in the third quarter increased 9% sequentially, driven by the benefits from seasonally improved supply flows following unusually severe weather conditions in the second quarter and higher car purchase volumes, and decreased 5% compared to the prior year third quarter. Nonferrous sales volumes in the third quarter were also 9% higher sequentially, due primarily to the impact of higher purchase volumes, and were 5% higher compared to the prior year third quarter.

Export customers accounted for 67% of total ferrous sales volumes. Our ferrous and nonferrous products were shipped to 22 countries in the third quarter, with Bangladesh, South Korea and Turkey representing the top export destinations for ferrous shipments.

Pricing: Average ferrous net selling prices increased $6 per ton, or 2%, sequentially and decreased $44 per ton, or 13%, compared to the prior year third quarter. Average nonferrous net selling prices increased 7% sequentially and decreased 16% compared to the prior year third quarter.

Margins: Operating income was $29 million in the third quarter, $7 million, or 34%, higher sequentially. Operating income per ferrous ton of $31 was $6 higher sequentially. AMR’s improvement sequentially primarily reflected the benefits from higher retail sales, increased ferrous and nonferrous sales volumes, and higher average nonferrous net selling prices, which were partially offset by increased SG&A expense including higher incentive compensation accruals. Operating income in the prior year third quarter was $55 million or $56 per ferrous ton. The year-over-year margin compression resulted primarily from the decline in average net selling prices for nonferrous and ferrous products and lower ferrous sales volumes, partially offset by the benefits from productivity initiatives. Third quarter operating results include an adverse impact from average inventory accounting of $1 million compared to adverse impact of $1 million in the second quarter of fiscal 2019 and a benefit of $2 million in the third quarter of fiscal 2018.

Cascade Steel and Scrap

Summary of Cascade Steel and Scrap Results
($ in millions, except selling prices and volumes)
	Quarter
	3Q19	3Q18	Change	2Q19	Change
Steel revenues	$97	$104	(7)%	$74	31%
Recycling revenues	25	26	(6)%	16	51%
Total revenues	$121	$130	(7)%	$90	34%

Operating income	$8	$11	(25)%	$6	41%

Finished steel average net sales price ($/ST)(1)	$703	$703	—%	$737	(5)%
Finished steel sales volume (000s ST)	130	140	(7)%	94	38%

Rolling mill utilization	98%	91%	8%	76%	29%

ST = Short Ton, which is equivalent to 2,000 pounds
(1) Price information is shown after netting the cost of freight incurred to deliver the product to the customer.

Volumes: Finished steel sales volumes in the third quarter were 38% higher sequentially, primarily due to seasonality, including from the impact of weather-related construction delays in our West Coast markets that occurred in the prior quarter, and were 7% lower year-over-year. Recycling revenues were 51% higher sequentially primarily as a result of improved supply flows and the timing of shipments, and down 6% compared to the prior year third quarter.

Pricing: Average net selling prices for finished steel products decreased 5% sequentially and were consistent with the prior year third quarter reflecting low levels of steel imports.

Margins: Operating income for the third quarter of fiscal 2019 was $8 million, an improvement of $2 million compared to the second quarter of fiscal 2019 due primarily to the benefits of higher finished steel sales volumes and higher utilization, partially offset by lower average net selling prices and high beginning inventory costs resulting from lower production in the second quarter. Year-over-year, operating income declined by $3 million primarily as a result of lower finished steel sales volumes, the impact of the high beginning inventory costs, and a $1 million impact from a spike in gas prices in March 2019, partially offset by benefits from productivity initiatives and lower SG&A expense.

Corporate Items

In the third quarter of fiscal 2019, consolidated financial performance included Corporate expense of $13 million, an increase of $4 million compared to the second quarter of fiscal 2019, and decrease of $2 million from the prior year third quarter. Sequentially, the increase in expense was primarily driven by a $2 million charge related to the settlement of a wage and hour class action lawsuit and higher incentive compensation accruals. The year-over-year decrease was driven primarily by lower incentive compensation accruals and benefits from productivity initiatives, partially offset by the class action settlement charge.

The Company continued to make significant progress in implementing the productivity initiatives which were announced earlier in fiscal 2019 and target annual benefits of $35 million. Consolidated results in the third quarter of fiscal 2019 reflected $9 million of benefits from these measures, of which $7 million were achieved by AMR and the remainder by CSS and Corporate. Year-to-date, the Company has achieved $20 million of benefits from these measures and expects to achieve at least 80% of the total targeted benefits in fiscal 2019, with the full amount expected to be achieved in fiscal 2020.

The Company’s effective tax rate for the third quarter of fiscal 2019 was an expense of 26%.

In the third quarter of fiscal 2019, the Company generated operating cash flow of $40 million. Total debt at the end of the third quarter of fiscal 2019 was $142 million, and debt, net of cash, was $134 million, a decrease compared to $163 million and $150 million, respectively, at the end of the second quarter of fiscal 2019 (refer to Non-GAAP Financial Measures provided after the financial statements in this document).

During the third quarter, the Company returned capital to shareholders through its 101st consecutive quarterly dividend.

Analysts’ Conference Call: Third Quarter of Fiscal 2019

A conference call and slide presentation to discuss results will be held today, June 26, 2019, at 11:30 a.m. Eastern hosted by Tamara Lundgren, President and Chief Executive Officer, and Richard Peach, Senior Vice President, Chief Financial Officer and Chief of Corporate Operations. The call and the slides will be webcast and accessible on the Company’s website under Company > Investors > Event Calendar at www.schnitzersteel.com/events.

Summary financial data is provided in the following pages. The slides and related materials will be available prior to the call on the website.

About Schnitzer Steel Industries, Inc.

Schnitzer Steel Industries, Inc. is one of the largest manufacturers and exporters of recycled metal products in North America with operating facilities located in 23 states, Puerto Rico and Western Canada. Schnitzer has seven deep water export facilities located on both the East and West Coasts and in Hawaii and Puerto Rico. The Company’s integrated operating platform also includes auto parts stores with approximately 5 million annual retail visits. The Company’s steel manufacturing operations produce finished steel products, including rebar, wire rod and other specialty products. The Company began operations in 1906 in Portland, Oregon.

SCHNITZER STEEL INDUSTRIES, INC.
FINANCIAL HIGHLIGHTS
($ in thousands)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2019	February 28, 2019	May 31, 2018	May 31, 2019	May 31, 2018

REVENUES:

Auto and Metals Recycling:
Ferrous revenues	$280,362	$257,488	$363,566	$836,662	$926,236
Nonferrous revenues	112,785	99,484	127,288	316,450	348,019
Retail and other revenues	35,876	29,093	38,757	98,388	103,195
Total Auto and Metals Recycling revenues	429,023	386,065	529,611	1,251,500	1,377,450

Cascade Steel and Scrap:
Steel revenues	96,626	74,025	103,726	271,988	265,714
Recycling revenues	24,805	16,373	26,350	70,227	71,060
Total Cascade Steel and Scrap revenues	121,431	90,398	130,076	342,215	336,774
Intercompany sales eliminations	(3,058)	(2,898)	(7,271)	(8,734)	(19,086)
Total revenues	$547,396	$473,565	$652,416	$1,584,981	$1,695,138

OPERATING INCOME:

AMR operating income	$29,189	$21,741	$54,980	$73,947	$135,284
CSS operating income	$8,116	$5,768	$10,793	$25,802	$24,682
Consolidated operating income	$24,459	$19,036	$51,234	$66,184	$111,015

Adjusted AMR operating income(1)	$29,189	$21,741	$53,515	$74,010	$133,402
Adjusted CSS operating income(1)	8,116	5,768	10,793	25,802	24,594
Adjusted segment operating income(1)	37,305	27,509	64,308	99,812	157,996
Corporate expense, adjusted(2)	(10,172)	(8,095)	(14,467)	(30,472)	(47,861)
Intercompany eliminations	(269)	158	(2)	50	(829)
Adjusted operating income(1)	26,864	19,572	49,839	69,390	109,306
Charge related to the settlement of a wage and hour class action lawsuit	(2,330)	—	—	(2,330)	—
Asset impairment (charges) recoveries, net	—	—	1,465	(63)	1,553
Restructuring charges and other exit-related activities	(75)	(536)	(70)	(813)	(261)
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	417
Total operating income	$24,459	$19,036	$51,234	$66,184	$111,015
(1)	See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.
(2)

Corporate expense has been adjusted for the three and nine months ended May 31, 2019 to exclude a $2 million charge related to the settlement of a wage and hour class action lawsuit. See Non-GAAP Financial Measures for reconciliation to U.S. GAAP.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended			For the Nine Months Ended
	May 31, 2019	February 28, 2019	May 31, 2018	May 31, 2019	May 31, 2018
Revenues	$547,396	$473,565	$652,416	$1,584,981	$1,695,138
Cost of goods sold	474,598	414,688	549,164	1,379,418	1,427,877
Selling, general and administrative	48,575	39,489	54,185	139,483	158,866
(Income) from joint ventures	(311)	(184)	(772)	(980)	(1,328)
Asset impairment charges (recoveries), net	—	—	(1,465)	63	(1,553)
Restructuring charges and other exit-related activities	75	536	70	813	261
Operating income	24,459	19,036	51,234	66,184	111,015
Interest expense	(2,294)	(2,067)	(2,483)	(6,267)	(6,823)
Other income, net	29	321	403	373	1,353
Income from continuing operations before income taxes	22,194	17,290	49,154	60,290	105,545
Income tax expense	(5,762)	(3,855)	(10,650)	(13,733)	(6,030)
Income from continuing operations	16,432	13,435	38,504	46,557	99,515
Income (loss) from discontinued operations, net of tax	8	(138)	(56)	(202)	72
Net income	16,440	13,297	38,448	46,355	99,587
Net income attributable to noncontrolling interests	(750)	(405)	(1,046)	(1,585)	(2,806)
Net income attributable to SSI	$15,690	$12,892	$37,402	$44,770	$96,781

Net income per share attributable to SSI:
Basic:
Income per share from continuing operations attributable to SSI	$0.57	$0.47	$1.35	$1.63	$3.49
Income (loss) per share from discontinued operations attributable to SSI	—	—	—	(0.01)	—
Net income per share attributable to SSI(1)	$0.57	$0.47	$1.35	$1.63	$3.49
Diluted:
Income per share from continuing operations attributable to SSI	$0.56	$0.46	$1.31	$1.60	$3.38
Income (loss) per share from discontinued operations attributable to SSI	—	—	—	(0.01)	—
Net income per share attributable to SSI	$0.56	$0.46	$1.31	$1.59	$3.38

Weighted average number of common shares:
Basic	27,510	27,630	27,676	27,548	27,719
Diluted	28,074	28,114	28,636	28,184	28,646
Dividends declared per common share	$0.1875	$0.1875	$0.1875	$0.5625	$0.5625
(1) May not foot due to rounding.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
				YTD
	1Q19	2Q19	3Q19	2019
SSI Total Volume(1)
Total ferrous volume (LT)(2)	1,079,705	992,061	1,079,354	3,151,120
Total nonferrous volume (000s LB)	166,977	154,571	169,912	491,460
Auto and Metals Recycling
Ferrous selling prices ($/LT)(3)
Domestic	$290	$286	$268	$282
Export	$314	$288	$303	$302
Average	$306	$287	$293	$295
Ferrous sales volume (LT)
Domestic	339,879	343,017	311,408	994,304
Export	578,976	515,171	627,046	1,721,193
Total	918,855	858,188	938,454	2,715,497

Nonferrous average price ($/LB)(3)(4)	$0.59	$0.58	$0.62	$0.60
Nonferrous sales volume (000s LB)(4)	152,869	141,307	153,936	448,112
Car purchase volume (000s)(5)	94	89	102	285
Auto stores at end of quarter	51	51	51	51
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(3)	$747	$737	$703	$728
Sales volume (ST)
Rebar	81,470	59,424	90,826	231,720
Coiled products	37,418	34,489	38,525	110,432
Merchant bar and other	316	209	362	887
Finished steel products sold	119,204	94,122	129,713	343,039

Rolling mill utilization(6)	87%	76%	98%	87%
(1)	Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2)	Subsequent to the earnings release for the second quarter of fiscal 2019, total ferrous volumes for the second quarter of fiscal 2019 were revised to include an additional 35 thousand LT.
(3)	Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(4)	Excludes PGM metals in catalytic converters.
(5)	Cars purchased by auto parts stores only.
(6)	Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
SELECTED OPERATING STATISTICS
(Unaudited)
					Fiscal
	1Q18	2Q18	3Q18	4Q18	2018
SSI Total Volume(1)
Total ferrous volume (LT)	912,145	1,062,260	1,118,743	1,205,803	4,298,951
Total nonferrous volume (000s LB)	141,046	144,024	162,667	188,359	636,096
Auto and Metals Recycling
Ferrous selling prices ($/LT)(2)
Domestic	$259	$278	$314	$303	$291
Export	$306	$327	$347	$328	$328
Average	$292	$314	$337	$321	$317
Ferrous sales volume (LT)
Domestic	237,464	239,571	293,323	314,974	1,085,332
Export	559,154	656,738	690,019	716,834	2,622,745
Total	796,618	896,309	983,342	1,031,808	3,708,077

Nonferrous average price ($/LB)(2)(3)	$0.73	$0.72	$0.74	$0.69	$0.72
Nonferrous sales volume (000s LB)(3)	129,137	129,549	146,043	166,976	571,705
Car purchase volume (000s)(4)	108	102	109	105	424
Auto stores at end of quarter	53	53	53	52	52
Cascade Steel and Scrap
Finished steel average sales price ($/ST)(2)	$599	$619	$703	$741	$666
Sales volume (ST)
Rebar	84,243	79,718	91,603	81,182	336,746
Coiled products	40,928	43,056	46,673	43,878	174,535
Merchant bar and other	2,049	1,937	1,945	1,950	7,881
Finished steel products sold	127,220	124,711	140,221	127,010	519,162

Rolling mill utilization(5)	95%	83%	91%	83%	88%
(1) Ferrous and nonferrous volumes sold externally by AMR and CSS and delivered to our steel mill for finished steel production.
(2) Price information is shown after netting the cost of freight incurred to deliver the product to the customer.
(3) Excludes PGM metals in catalytic converters.
(4) Cars purchased by auto parts stores only.
(5) Rolling mill utilization is based on effective annual production capacity under current conditions of 580 thousand tons of finished steel products.

SCHNITZER STEEL INDUSTRIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
($ in thousands)
(Unaudited)
	May 31, 2019	August 31, 2018
Assets
Current assets:
Cash and cash equivalents	$8,119	$4,723
Accounts receivable, net	167,988	169,418
Inventories	202,192	205,877
Other current assets	39,050	68,341
Total current assets	417,349	448,359

Property, plant and equipment, net	437,456	415,711

Goodwill and other assets	237,817	240,747

Total assets	$1,092,622	$1,104,817

Liabilities and Equity
Current liabilities:
Short-term borrowings	$1,234	$1,139
Other current liabilities	175,704	253,538
Total current liabilities	176,938	254,677

Long-term debt	140,895	106,237

Other long-term liabilities	81,085	73,793

Equity:
Total Schnitzer Steel Industries, Inc. (“SSI”) shareholders’ equity	689,028	666,078
Noncontrolling interests	4,676	4,032
Total equity	693,704	670,110
Total liabilities and equity	$1,092,622	$1,104,817

Non-GAAP Financial Measures

This press release contains performance based on adjusted net income and adjusted diluted earnings per share from continuing operations attributable to SSI and adjusted consolidated, AMR and CSS operating income, which are non-GAAP financial measures as defined under SEC rules. As required by SEC rules, we have provided reconciliations of these measures for each period discussed to the most directly comparable U.S. GAAP measure. Management believes that presenting these non-GAAP financial measures provides a meaningful presentation of our results from business operations excluding adjustments for a charge related to the settlement of a wage and hour class action lawsuit, asset impairment charges net of recoveries, restructuring charges and other exit-related activities, recoveries related to the resale or modification of previously contracted shipments, and the income tax expense (benefit) allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of our results from business operations. Adjusted operating results in fiscal 2015 excluded the impact from the resale or modification of the terms, each at significantly lower prices due to sharp declines in selling prices, of previously contracted bulk shipments for delivery during fiscal 2015. Recoveries resulting from settlements with the original contract parties, which began in the third quarter of fiscal 2016 and concluded in the first quarter of fiscal 2018, are reported within selling, general and administrative expense in the quarterly statements of income and are also excluded from the measures. Further, management believes that debt, net of cash is a useful measure for investors because, as cash and cash equivalents can be used, among other things, to repay indebtedness, netting this against total debt is a useful measure of our leverage. These non-GAAP financial measures should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measures.

($ in millions)	Quarter			YTD
	3Q19	3Q18	2Q19	3Q19	3Q18
Consolidated operating income:
Operating income	$24	$51	$19	$66	$111
Charge related to the settlement of a wage and hour class action lawsuit	2	—	—	2	—
Asset impairment charges (recoveries), net	—	(1)	—	—	(2)
Restructuring charges and other exit-related activities	—	—	1	1	—
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Adjusted consolidated operating income(1)	$27	$50	$20	$69	$109

AMR operating income:
Operating income	$29	$55	$22	$74	$135
Asset impairment charges (recoveries), net	—	(1)	—	—	(1)
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Adjusted AMR operating income(1)	$29	$54	$22	$74	$133

CSS operating income:
Operating income	$8	$11	$6	$26	$25
Asset impairment charges (recoveries), net	—	—	—	—	—
Adjusted CSS operating income	$8	$11	$6	$26	$25

(1) May not foot due to rounding.

Net income from continuing operations attributable to SSI
($ in millions)	Quarter			YTD
	3Q19	3Q18	2Q19	3Q19	3Q18
Net income from continuing operations attributable to SSI	$16	$37	$13	$45	$97
Charge related to the settlement of a wage and hour class action lawsuit	2	—	—	2	—
Asset impairment charges (recoveries), net	—	(1)	—	—	(2)
Restructuring charges and other exit-related activities	—	—	1	1	—
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	—
Income tax expense (benefit) allocated to adjustments(1)	(1)	—	—	(1)	—
Adjusted net income from continuing operations attributable to SSI(2)	$18	$36	$13	$47	$95
(1)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted net income from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

(2)	May not foot due to rounding.
Diluted earnings per share from continuing operations attributable to SSI
($ per share)	Quarter			YTD
	3Q19	3Q18	2Q19	3Q19	3Q18
Diluted earnings per share from continuing operations attributable to SSI	$0.56	$1.31	$0.46	$1.60	$3.38
Charge related to the settlement of a wage and hour class action lawsuit	0.08	—	—	0.08	—
Asset impairment charges (recoveries), net	—	(0.05)	—	—	(0.05)
Restructuring charges and other exit-related activities	—	—	0.02	0.03	0.01
Recoveries related to the resale or modification of previously contracted shipments	—	—	—	—	(0.01)
Income tax expense (benefit) allocated to adjustments(1)	(0.02)	—	—	(0.02)	0.01
Adjusted diluted earnings per share from continuing operations attributable to SSI(2)	$0.63	$1.26	$0.48	$1.68	$3.32
(1)

Income tax allocated to the aggregate adjustments reconciling reported and adjusted diluted earnings per share from continuing operations attributable to SSI is determined based on a tax provision calculated with and without the adjustments.

(2)	May not foot due to rounding.
Debt, net of cash
($ in thousands)
	May 31, 2019	February 28, 2019	August 31, 2018
Short-term borrowings	$1,234	$1,215	$1,139
Long-term debt, net of current maturities	140,895	161,866	106,237
Total debt	142,129	163,081	107,376
Less: cash and cash equivalents	8,119	13,173	4,723
Total debt, net of cash	$134,010	$149,908	$102,653

Forward-Looking Statements

Statements and information included in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Except as noted herein or as the context may otherwise require, all references in this press release to “we,” “our,” “us,” “Company,” “Schnitzer,” and “SSI” refer to Schnitzer Steel Industries, Inc. and its consolidated subsidiaries.

Forward-looking statements in this press release include statements regarding future events or our expectations, intentions, beliefs and strategies regarding the future, which may include statements regarding trends, cyclicality and changes in the markets we sell into; the Company’s outlook, growth initiatives or expected results or objectives, including pricing, margins, sales volumes and profitability; strategic direction or goals; targets; changes to manufacturing and production processes; the cost of and the status of any agreements or actions related to our compliance with environmental and other laws; expected tax rates, deductions and credits and the impact of federal tax reform; the impact of tariffs, quotas and other trade actions; the realization of deferred tax assets; planned capital expenditures; liquidity positions; ability to generate cash from continuing operations; the potential impact of adopting new accounting pronouncements; obligations under our retirement plans; benefits, savings or additional costs from business realignment, cost containment and productivity improvement programs; and the adequacy of accruals.

Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking.

We may make other forward-looking statements from time to time, including in reports filed with the Securities and Exchange Commission, press releases, presentations and on public conference calls. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. Some of these risks and uncertainties are discussed in “Item 1A. Risk Factors” in Part I of our most recent Annual Report on Form 10-K, as supplemented by our subsequently filed Quarterly Reports on Form 10-Q. Examples of these risks include: potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the cyclicality and impact of general economic conditions; changing conditions in global markets including the impact of tariffs, quotas and other trade actions; volatile supply and demand conditions affecting prices and volumes in the markets for both our products and raw materials we purchase; imbalances in supply and demand conditions in the global steel industry; the impact of goodwill impairment charges; the impact of long-lived asset and equity investment impairment charges; inability to achieve or sustain the benefits from productivity, cost savings and restructuring initiatives; difficulties associated with acquisitions and integration of acquired businesses; customer fulfillment of their contractual obligations; increases in the relative value of the U.S. dollar; the impact of foreign currency fluctuations; potential limitations on our ability to access capital resources and existing credit facilities; restrictions on our business and financial covenants under our bank credit agreement; the impact of consolidation in the steel industry; inability to realize expected benefits from investments in technology; freight rates and the availability of transportation; the impact of equipment upgrades, equipment failures and facility damage on production; product liability claims; the impact of legal proceedings and legal compliance; the adverse impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; environmental compliance costs and potential environmental liabilities; inability to obtain or renew business licenses and permits or renew facility leases; compliance with climate change and greenhouse gas emission laws and regulations; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate.

Contacts

Investor Relations:
Michael Bennett
(503) 323-2811
mcbennett@schn.com

Company Info:
www.schnitzersteel.com
ir@schn.com